Exhibit 4.5

EXECUTION VERSION

HUNTINGTON BANCSHARES INCORPORATED

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of January 28, 2026

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of January 28, 2026, is between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.), a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has heretofore executed and delivered a Subordinated Debt Securities Indenture dated as of December 29, 2005 (the “Base Indenture”) providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, Section 9.1(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.1 or Section 3.1 of the Base Indenture;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of $750,000,000 aggregate principal amount of a new series of Securities to be known as its 5.605% Fixed-to-Fixed Rate Subordinated Notes due 2041 (together with any additional of the same series as may be offered and sold by the Company as set forth below, collectively, the “Notes”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture, and all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01      Relation to Base Indenture.  This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture.

SECTION 1.02          Definition of Terms.  For all purposes of this Fourth Supplemental Indenture:

(a)          capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)          a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c)          the singular includes the plural and vice versa;

(d)          headings are for convenience of reference only and do not affect interpretation;

(e)          unless otherwise specified or unless the context requires otherwise, (i) all references in this Fourth Supplemental Indenture to Sections refer to the corresponding Sections of this Fourth Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Fourth Supplemental Indenture; and

(f)          the following terms have the meanings given to them in this Section 1.02(f):

“1940 Act Event” shall means an event requiring the Company to register as an investment company pursuant to the Investment Company Act of 1940.

“Business Day” shall mean, unless otherwise specified, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required by law or executive order to be closed in The City of New York, New York.

“Coupon Rate” shall mean, as of any date, the interest rate applicable on such date pursuant to Section 2.05(a) of this Fourth Supplemental Indenture.

“DTC” shall have the meaning set forth in Section 2.03.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Federal Reserve” shall mean the Federal Reserve System.

“Five-year U.S. Treasury Rate” shall mean, as of the Reset Determination Date, the average (rounded to three decimal places) of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Determination Date appearing under the caption “Treasury Constant Maturities (Nominal)” in the most recently published statistical release designated H.15 or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the calculation agent in its sole discretion.  If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the Five-year U.S. Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor Five-year U.S. Treasury Rate, then the calculation agent shall use such successor rate. If the calculation agent, in its sole discretion, determines that there is no reasonable comparable source, then the Five-year U.S. Treasury Rate on the Reset Determination Date will be 4.255%, which is the initial fixed interest rate minus 1.350% per annum.

“Global Note” shall have the meaning set forth in Section 2.04.

“H.15” shall mean the daily statistical release designated as such, or any successor publication, published by the Federal Reserve.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(a).

“Issue Date” shall mean the date of this Fourth Supplemental Indenture.

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Record Date” shall mean, with respect to any Interest Payment Date for the Notes, the first day, whether or not a Business Day, of the calendar month in which such Interest Payment Date falls.

“Reset Date” shall mean January 28, 2036.

“Reset Determination Date” shall mean the day falling two Business Days prior to the Reset Date.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Senior Debt” shall mean (other than obligations pursuant to the Base Indenture, including the Notes):

(a)         any of the Company’s indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(b)          any of the Company’s capital lease obligations;

(c)        any of the Company’s obligations arising from off-balance sheet guarantees and direct credit substitutes, including under letters of credit, bankers’ acceptances or similar facilities issued for the Company’s account;

(d)         any of the Company’s obligations issued or assumed as the deferred purchase price for property or services, including all obligations under master lease transactions pursuant to which the Company has agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

(e)          any of the Company’s obligations with respect to derivative products, including securities contracts, commodity contracts, interest rate and currency swap agreements, currency hedge, exchange or similar agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements;

(f)          guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the Company’s ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding prongs (a) to (e), whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

(g)          obligations to the Company’s other general creditors;

in each case, whether outstanding on the date of execution of this Fourth Supplemental Indenture or incurred later.

For the avoidance of doubt, the Senior Debt shall not include: (i) the Company’s capital stock, including its preferred stock, or depositary shares representing its stock, (ii) the Company’s obligations to its subsidiaries or to any Person with respect to which the Company becomes a subsidiary, and (iii) all indebtedness that (a) expressly states that it is junior to or ranks equally in right of payment with the Notes, (b) is identified as junior to, or equal in right of payment with, the Notes in any of the Company’s board resolution establishing such indebtedness or in any supplemental indenture and (c) the Company’s junior subordinated debentures or indentures, as applicable, issued to the Company’s statutory trusts (which rank junior to the Notes).

Senior Debt will continue to be Senior Debt and entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification, or waiver of any term of Senior Debt or extension or renewal of Senior Debt.

This definition of the Senior Debt shall supersede any conflicting provisions contained in Article 1.1 of the Base Indenture.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of:

(a)        an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

(b)        a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

(c)          an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation;

in each case, which change or amendment becomes effective or which administrative or judicial action is announced on or after the Issue Date, with respect to which there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days after the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” shall mean the Company’s good faith determination that, as a result of:

(a)          any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date;

(b)          any proposed change in those laws, rules or regulations that is announced or becomes effective after the Issue Date; or

(c)          any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the Issue Date;

in each case, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

The terms “Company,” “Trustee,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Fourth Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 2.01       Designation and Principal Amount.  The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture.  There is hereby authorized a series of Securities designated as the 5.605% Fixed-to-Fixed Rate Subordinated Notes due 2041 having an initial aggregate principal amount of $750,000,000.

SECTION 2.02          Maturity.  The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is January 28, 2041 (the “Maturity Date”).

SECTION 2.03         Form, Payment and Appointment.  Except as provided in the last three paragraphs of Section 3.5 of the Base Indenture, the Notes will be issued only in book-entry form.  Principal of and interest on the Notes will be payable in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as hereafter defined).  The principal of and interest on any certificated Notes will be payable at the office or agency of the Company maintained for such purpose in Columbus, Ohio; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.

The Notes will be issuable and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000.  The specified currency of the Notes shall be U.S. Dollars.

SECTION 2.04         Global Note.  The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate.  Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

SECTION 2.05          Interest.

(a)        The Notes will bear interest (i) during the period from and including the Issue Date, to, but excluding, the Reset Date, or to, but excluding, the date of earlier redemption, at a fixed rate of 5.605% per annum and (ii) during the period from and including the Reset Date, to, but excluding, the Maturity Date, or to, but excluding, the date of earlier redemption, at a rate per annum that will be the Five-year U.S. Treasury Rate as of the Reset Determination Date, plus 1.350% per annum. Interest on the Notes shall be payable semi-annually in arrears on January 28 and July 28 of each year (each, an “Interest Payment Date”), commencing on July 28, 2026, to the Persons in whose names the relevant Notes are registered at the close of business on the Record Date, whether or not a Business Day, immediately preceding the applicable Interest Payment Date, except as provided in Section 2.05(c) and Section 2.05(d).

(b)        Interest payable on any Interest Payment Date or the Maturity Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of January 28, 2026, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or Maturity Date as the case may be (each, an “Interest Period”).

(c)        Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any scheduled Interest Payment Date falls on a day that is not a Business Day, the Company shall postpone the interest payment to the next succeeding Business Day, but the payment made on such date will be treated as having been made on the date that the payment was first due, and the holders of the Notes will not be entitled to any further interest or other payments with respect to such postponement.

(d)        In the event that the Maturity Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date). Interest due on the Maturity Date (whether or not an Interest Payment Date) of any Notes will be paid to the Person to whom principal of such Notes is payable.

(e)         The Company shall be responsible for making calculations called for under the Indenture and the Notes, including but not limited to determination of interest, Redemption Price (as defined herein), premium, if any, and any other amounts payable on the Notes. The Company shall make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the holders of the Notes. The Company shall provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any holder of the Notes upon the written request of such holder. Neither the Trustee nor the paying agent, acting in any capacity hereunder, shall have no liability or responsibility for making any calculation called for under this Fourth Supplemental Indenture or the Notes or for any information in connection with such calculations, and shall be entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification thereof.

(f)          Unless the Company has delivered a notice of redemption for all outstanding Notes, with such redemption to occur on the Reset Date, the Company shall appoint a calculation agent with respect to the Notes prior to the Reset Determination Date, which calculation agent may be the Company or an Affiliate of the Company. The Five-year U.S. Treasury Rate will be determined by the calculation agent on the Reset Determination Date. The calculation agent will notify the Company within one Business Day of the interest rate from and after the Reset Date. The Company shall then promptly notify the Trustee in writing within five Business Days of such interest rate. Any determination, decision or election that may be made by the calculation agent hereunder, including any determination with respect to a rate, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary herein, shall become effective without consent from any other party. The calculation agent’s determination of any interest rate will be on file at the Company’s principal offices, will be made available to any holder of the Notes upon request, and will be final and binding in the absence of manifest error. The Trustee or any Paying Agent will have no obligation to be named as calculation agent.

(g)        For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Trustee shall not at any time have any duty or responsibility to the Company, to the calculation agent, or any Holder to determine the Reset Date, the Reset Determination Date, the Five-year U.S. Treasury Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of any rate, or with respect to the nature or  extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same.  The Trustee is entitled to rely conclusively upon the accuracy of the Calculation Agent’s calculations, as notified to the Trustee by the Company, without independent verification.

SECTION 2.06          No Sinking Fund.  The Notes are not entitled to the benefit of any sinking fund.

ARTICLE III
REDEMPTION OF THE NOTES

SECTION 3.01         Optional Redemption. On at least 5 days but no more than 60 days prior written notice delivered to the holders of the Notes, the Company may redeem the Notes in whole, but not in part, during the three months prior to and including the Reset Date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the aggregate principal amount of the Notes (the “Redemption Price”), plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date. The Company shall provide written notice to the Trustee of any redemption at least 15 days prior to the Redemption Date (unless a shorter notice is satisfactory to the Trustee).  The Company may also redeem the Notes, in whole or in part, on or after July 28, 2040 (six months prior to the Maturity Date), at any time and from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

(a)         The Notes may not otherwise be redeemed prior to the Maturity Date, except that on at least 5 days but no more than 60 days prior written notice delivered to the holders of the Notes, the Company may also, at its option and subject to any prior required approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, redeem the Notes, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the Redemption Date, within 90 days of the occurrence of a Tax Event, Tier 2 Capital Event or a 1940 Act Event.

(b)         The Company shall provide the notice to the holders of the Notes, referenced above in Sections 3.01(a) and 3.01(b), by first class mail, postage prepaid, or electronic transmission, addressed to the holders of the Notes (which, in the case of registered global Notes, will be DTC or its nominee or a nominee of Euroclear and Clearstream). Each such notice of redemption will state:

(i)          the Redemption Date;

(ii)         the Redemption Price;

(iii)        “CUSIP” or “ISIN” number of the Notes;

(iv)       that on the Redemption Date the Redemption Price will become due and payable upon each Note, and that interest thereon will cease to accrue on and after the Redemption Date; and

(v)         the place or places where the Notes are to be surrendered for payment of the Redemption Price.

(c)          Prior to giving any notice to the holders of the Notes pursuant to Section 3.01(b), the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate certifying that (i) a Tax Event, Tier 2 Capital Event or a 1940 Act Event has occurred and (ii) the Company is entitled to redeem the Notes in accordance with Section 3.01(b), and the Trustee may conclusively rely on such Opinion of Counsel and Officers’ Certificate.

(d)         If the Company elects to have the Trustee deliver the notice of redemption on the Company’s behalf, then the Company shall have delivered to the Trustee no fewer than 15 days prior to the date such redemption notice is to be delivered (unless the Trustee agrees to a shorter period) an Officers’ Certificate providing such direction and setting forth the information to be stated in such notice as provided in Section 3.03 of the Base Indenture. The Company shall calculate the Redemption Price as described in the terms of the Notes and will deliver an Officers’ Certificate to the Trustee setting forth the Redemption Price and showing the calculation of such in reasonable detail no later than two Business Days prior to the Redemption Date, and the Trustee will not be responsible for such calculation nor shall the Trustee have any duty to monitor the accuracy of any calculations made by the Company, which will be conclusive and binding on the holders of the Notes, absent manifest error. The Notes are not subject to redemption or prepayment at the option of the holders of the Notes.

(e)         In addition to the Company’s right to redeem the Notes as set forth above in this Section 3.01, the Company may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise, subject to the prior approval of the Federal Reserve, to the extent such approval is then required.

SECTION 3.02         Effect of Redemption.  (a) Interest shall cease to accrue on the Notes on the Redemption Date, (b) the Notes shall become due and payable at the Redemption Price and (c) the Notes shall be void and all rights of the holders of the Notes in respect of the Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Notes but without interest on such Redemption Price).

SECTION 3.03         Redemption Procedures.  On or prior to 11:00 a.m. New York City time on the Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Notes that are to be redeemed on that date. If the Company gives an irrevocable notice of redemption with respect to the Notes pursuant to Section 3.01 of this Fourth Supplemental Indenture in connection with an optional redemption, and the Company has deposited with the Trustee or with the Paying Agent the Redemption Price of the Notes to be redeemed, then, on the Redemption Date, the Paying Agent shall irrevocably deposit such funds with the Depository. The Company shall also give the Trustee irrevocable instructions and authority to instruct the Depository to pay the Redemption Price in immediately available funds to the holders of beneficial interests in the Global Notes. If any Redemption Date is not a Business Day, then the Redemption Price shall be payable on the next Business Day (and without any interest or other payment in respect of any such delay). Interest to be paid on or before the Redemption Date for any Notes called for redemption shall be payable to the Holders on the Record Date for the related Interest Payment Dates. If any Notes called for redemption are not so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Redemption Date at the Coupon Rate then in effect.

SECTION 3.04          No Other Redemption.  Except as set forth in this Article III, the Notes shall not be redeemable by the Company prior to the Maturity Date.

The provisions of this Article 3 shall supersede any conflicting provisions contained in Article 11 of the Base Indenture.

ARTICLE IV
SUBORDINATION OF NOTES

SECTION 4.01         Securities Subordinate to Senior Debt.  The definition of Senior Debt contained in the Base Indenture is hereby amended and restated in its entirety with the definition of “Senior Debt” set forth under Section 1.02 of this Fourth Supplemental Indenture. Prong (b) in the second paragraph of Section 14.1 of the Base Indenture is hereby amended and restated in its entirety as follows: (b) any proceeding for the liquidation, dissolution, or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency, bankruptcy or receivership proceedings.

ARTICLE V
CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER, OR LEASE

Article VIII of the Base Indenture is hereby amended and restated in its entirety as follows:

SECTION 5.01         Company May Consolidate, Etc., Only on Certain Terms.  The Company may consolidate with, or sell, lease or otherwise transfer all or substantially all of its assets to, or merge with or into, any other Person,  provided that:

(a)         the Company is the survivor in the merger, or the survivor, if not the Company, (1) is a Person organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of the outstanding Notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the Indenture;

(b)        immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c)      the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article and that all conditions precedent in this Fourth Supplemental Indenture provided for relating to such transaction have been complied with.

SECTION 5.02         Successor Substituted.  Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer, or lease of the properties and assets of the Company substantially as an entirety in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer, or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Fourth Supplemental Indenture and the Base Indenture with the same effect as if such successor Person had been named as the Company in this Fourth Supplemental Indenture and the Base Indenture, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Fourth Supplemental Indenture and the Base Indenture and the Notes.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01         Appointment of a Receiver.  In addition to the Events of Default set forth in Section 5.1 of the Base Indenture, an Event of Default shall occur with respect to the Notes, if the Company is placed into receivership in a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.  Such Event of Default shall be treated for all purposes under the Indenture as if it were an Event of Default under Section 5.1(1) of the Base Indenture.

SECTION 6.02         Acceleration of Maturity; Rescission and Annulment. The first paragraph of Section 5.2 of the Base Indenture is hereby amended and restated in its entirety as follows:

If an Event of Default specified in Sections 5.1(1). 5.1(2), or 5.1a(3) with respect to the Notes shall have occurred and be continuing, then, the principal amount of and accrued and unpaid interest on the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes.

ARTICLE VII
FORM OF NOTES

SECTION 7.01       Form of Notes.  The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, except to the extent otherwise provided herein, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE VIII
 ISSUE OF NOTES

SECTION 8.01       Original Issue of Notes.  Notes having an aggregate principal amount of $750,000,000, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.3 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

SECTION 8.02         Further Issues of Notes.  The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the issue date, issue price and interest accrued prior to the date of issuance of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes. Such further notes shall have the same CUSIP number as the Notes; provided that if any further notes are not fungible with the Notes for U.S. federal income tax purposes, such further notes shall be issued under a separate CUSIP number.  The Notes and any further notes issued will be treated as single series for all purposes under the Base Indenture and the Fourth Supplement Indenture.

ARTICLE IX
 IMMUNITY OF STOCKHOLDERS, EMPLOYEES, AGENTS, OFFICERS AND
DIRECTORS

SECTION 9.01        Indenture and Notes Solely Corporate Obligations.  No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any stockholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of the Notes.

ARTICLE X
 MISCELLANEOUS

SECTION 10.01       Ratification of Indenture.  The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of Article XIII of the Base Indenture (Defeasance and Covenant Defeasance) shall apply to the Notes.

SECTION 10.02       Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. The Company hereby authorizes and directs the Trustee to execute and deliver this Fourth Supplemental Indenture.

SECTION 10.03      New York Law To Govern.  THIS FOURTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

SECTION 10.04       Separability.  In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 10.05     Counterparts.  This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other electronic transmission method (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the New York Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

SECTION 10.06        Additional Trustee Provisions.

(a)      Delivery to the Trustee of any reports, information and documents pursuant to the Base Indenture is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the compliance of the Company with any of its covenants in the Base Indenture and this Fourth Supplemental Indenture (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

(b)        The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Base Indenture and this Fourth Supplemental Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c)         In no event shall the Trustee be liable for special, indirect, punitive, or consequential loss or damages whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such damage and regardless of the form of action taken.

(d)        The rights, privileges, protections, indemnities, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(e)         The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

(f)         Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

(g)       The Trustee shall not be liable for any loss or liability resulting from force majeure, which shall be deemed to include any circumstances beyond its reasonable control (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, pandemic, epidemic, any act of terrorism or the unavailability of the U.S. Federal Reserve Bank wire or any facsimile or other wire or communication facility), it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first written above.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Zachary Wasserman
Name:	Zachary Wasserman
Title:	Senior Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Ann M. Dolezal
Name:	Ann M. Dolezal
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

THIS NOTE IS AN UNSECURED DEBT OBLIGATION OF THE COMPANY. THIS NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO HUNTINGTON BANCSHARES INCORPORATED, AS ISSUER, THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-1

HUNTINGTON BANCSHARES INCORPORATED

5.605% FIXED-TO-FIXED RATE SUBORDINATED
NOTES DUE 2041

Registered
No. [1][2]	U.S.$[500,000,000][250,000,000]

CUSIP NO. 446150 BL7
ISIN          US446150BL72

HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [five hundred] [two hundred fifty] million United States dollars on January 28, 2041 and all accrued and unpaid interest thereon on January 28, 2041, or if such day is not a Business Day, the following Business Day.

The Company further promises to pay interest as follows. During the period from (and including) January 28, 2026, to (but excluding) January 28, 2036, the Notes will bear interest at the rate of 5.605% per annum. During the period from (and including) January 28, 2036, to (but excluding) the Maturity Date, the Notes will bear interest at a rate per annum that will be the Five-year U.S. Treasury Rate as of the day falling two Business Days prior to January 28, 2036, plus 1.350% per annum. Interest will be payable semi-annually in arrears on each January 28 and July 28 of each year, beginning on July 28, 2026 and ending on the Maturity Date. In each case, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any scheduled interest payment date is not a Business Day, any payment of principal and interest on the Notes will be postponed to the next day that is a Business Day, but the payment made on such date will be treated as having been made on the date that the payment was first due and the holders of the subordinated notes will not be entitled to any further interest or other payments with respect to such postponement.

Interest on the Notes shall be payable to the Persons in whose names the relevant Notes are registered at the close of business on the fifteenth calendar day preceding each Interest Payment Date, as applicable, whether or not a Business Day.

In the event that the Maturity Date or date of redemption, or repayment of any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or date of redemption or repayment of any Note. Interest due on the Maturity Date of any Notes will be paid to the Person to whom principal of such Notes is payable.

Except as otherwise provided in the Indenture, any interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, with notice thereof to be given to Holders of Notes not less than 5 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may be quoted or listed, and upon such notice as may be required by such system or exchange, all as more fully provided in the Indenture.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Payment of principal and interest shall be made at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by Dollar check drawn on, or transfer to, a Dollar account. Payments of interest on this Note may be made by Dollar check, drawn on a Dollar account, mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth wire instructions not later than the relevant Record Date, by transfer to a Dollar account.

Except as specifically provided herein and in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual or electronic signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Base Indenture or the Fourth Supplemental Indenture or be valid or obligatory for any purpose. The Company may execute this Note without a corporate seal.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

HUNTINGTON BANCSHARES INCORPORATED

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Dated: January 28, 2026	By:
Authorized Signatory

[FORM OF REVERSE SIDE OF THE NOTE]

This Note is one of a duly authorized issue of subordinated debt securities of the Company designated as its “5.605% Fixed-to-Fixed Rate Subordinated Notes due 2041” (the “Notes”). The Notes, taken together, are initially limited in aggregate principal amount to U.S. $750,000,000 issued and are to be issued under an Indenture, dated as of December 29, 2005 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the Fourth Supplemental Indenture, dated as of January 28, 2026, between the Company and the Trustee  (the “Fourth Supplemental Indenture”); the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

Amounts owed to the Trustee in connection with the Notes will not be treated as subordinated indebtedness.

On at least 5 days but no more than 60 days prior written notice delivered to the holders of the Notes, the Company may redeem the Notes in whole, but not in part, during the three months prior to and including the Reset Date, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date. The Company shall provide written notice to the Trustee of any redemption at least 15 days prior to the Redemption Date (unless a shorter notice is satisfactory to the Trustee). The Company may also redeem the Notes, in whole or in part, on or after July 28, 2040 (six months prior to the Maturity Date), at any time and from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that on at least 5 days but no more than 60 days prior written notice delivered to the holders of the Notes, the Company may also, at its option and subject to any prior required approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, redeem the Notes, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the Redemption Date, within 90 days of the occurrence of a Tax Event, Tier 2 Capital Event or a 1940 Act Event.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 5 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Each notice of redemption will state:

•	the redemption date;

•	the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed;

•	“CUSIP” or “ISIN” number of the Notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after the date of redemption; and

•	the place or places where the Notes are to be surrendered for payment of the redemption price.

If any Notes are redeemed, the redemption price payable to the holder of any Notes called for redemption will be payable on the applicable redemption date against the surrender to the Company or its agent of any certificate(s) evidencing the Notes called for redemption. If money sufficient to pay the redemption price of, and any accrued interest on, the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Company’s paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption and such Notes will cease to be outstanding.

The Notes are not subject to repayment at the option of any Holder at any time prior to maturity and are not entitled to any sinking fund.

The Notes are unsecured and rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company may, without consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional securities in the future on the same terms and conditions as the Notes, except for any difference in the issue price and interest accrued prior to the date of issuance of the additional securities, and with the same CUSIP number as the Notes. The Notes and any additional Notes issued by the Company would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

In any case where the due date for the payment of the principal of or interest on any Note at any Place of Payment, as the case may be, is not a Business Day, then payment of principal or interest need not be made on or by such date at such place but may be made on or by the next succeeding Business Day, with the same force and effect as if made on the date for such payment, and no interest shall accrue on the amount so payable for the period after such date.

If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 20 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal of or interest on this Note or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes will be subject to defeasance and covenant defeasance pursuant to Sections 13.2 and 13.3 of the Base Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for the payment of the principal of or interest on this Note and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released.

THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used in this Note which are defined in the Indenture, and not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Book-Entry Security, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:
The signature to this assignment must correspond with the name as written upon the face of the within Book-Entry Security in every particular without alteration or enlargement or any change whatsoever.